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                                                                      EXHIBIT 11

                             SERVICE EXPERTS, INC.

                EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                                               THREE MONTHS ENDED
                                                     MARCH 31,
                                                     ---------
                                       (In thousands, except per share data)
                                               1996             1997
Net income                                   $    33         $ 1,827
Average shares outstanding                     1,561          12,126
Net effect of dilutive
  stock options based
  on the treasury stock
  method using average
  market price                                     -             143
                                            --------        --------
Weighted average shares                        1,561          12,269
                                            --------       ---------
Net income per common
  share                                      $  0.02       $    0.15
                                            ========       =========